Exhibit 10.2

October 12, 2018

Dear Donald

You and Zosano Pharma Corporation, a Delaware corporation (the “Company”) are parties to an employment letter agreement, dated September 18, 2018 (the “Employment Agreement”). This letter agreement is to confirm our mutual understanding regarding an amendment to Employment Agreement.

Effective as of the date set forth above, you and the Company hereby agree that the Employment Agreement shall be amended as follows:

(i)    The second sentence of Section 2(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Your bonus target for each year is an amount equal to 40% of your base salary as of the end of such year.”

(ii)    The first sentence of Section 5(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to your continued compliance with the terms of this letter agreement, in the event of termination of your employment by the Company (or its successor) other than for Cause, or in the event of your termination of employment for Good Reason, in either case during the one (1)-year period following a Change in Control (a “Constructive Termination Event”), the Company (or its successor) will, in lieu of any severance under Section 5(a) above, pay you, subject to and on the first regularly-scheduled Company payroll date your signed Employee Release pursuant to Section 5(c) is effective and irrevocable: (i) a lump sum severance payment equal to (x) twelve (12) months of your base salary in effect at the time of such termination (disregarding any decrease that forms the basis of a resignation for Good Reason pursuant to Section 4(b)(ii)) plus (y) an amount equal to your bonus, if any, earned for the immediately prior fiscal year and (ii) if you elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents through the earlier of (i) a period of twelve (12) months from and after the date of your termination and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).”

Please acknowledge your acceptance of the terms described in this letter agreement by signing below. Upon your signature, the Employment Agreement will be deemed amended solely to the extent necessary to reflect the terms of this letter agreement but shall otherwise remain in full force and effect. By signing below you acknowledge and agree that from and after the date set forth above, all references to the term “letter agreement” in the Employment Agreement shall include the terms contained in this letter agreement.

At the time this letter agreement is signed by you and on behalf of the Company, it will take effect as a binding agreement between you and the Company on the basis set forth above.

At the time this letter agreement is signed by you and on behalf of the Company, it will take effect as a binding agreement between you and the Company on the basis set forth above.

ZOSANO PHARMA CORPORATION

By:	/s/ John Walker
Name:	John Walker
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Donald Kellerman
Donald Kellerman
Date signed: October 15, 2018